Exhibit 99

	RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION:

AT THE COMPANY:		AT FINANCIAL RELATIONS BOARD:
Tom Iacarella		Leslie Loyet
Vice President & CFO		Analyst/Media Inquiries
(605) 336-2750		(312) 640-6672
FOR IMMEDIATE RELEASE
TUESDAY, MAY 19, 2009
RAVEN INDUSTRIES ANNOUNCES FIRST QUARTER RESULTS
Recession Reduces Performance from Last Year’s Record Pace
SIOUX FALLS, SD—May 19, 2009—Raven Industries, Inc. (RAVN: NasdaqNGS) today reported that its financial performance for the three months ended April 30, 2009, was negatively affected by slowdowns in the Applied Technology and Engineered Films divisions. Results improved in the Electronic Systems Division and Aerostar, but this was not enough to offset weakness in the other larger divisions. The company continued to have a healthy cash position and strong cash flows from operations.
Lower Sales, Earnings for First Quarter
Sales for the latest three months were $65.2 million, down 13 percent from $75.2 million at this time last year. Net income for the first quarter was off 15 percent to $9.2 million, or 51 cents per diluted share, compared with $10.9 million, or 60 cents per diluted share.
“Uncertainty in the U.S. agricultural market led growers to defer decisions on equipment purchases, which had been particularly strong last year,” said Ronald M. Moquist, chief executive officer. “The energy and commercial construction markets remained soft, reducing the demand for Engineered Films’ products. The good news is that Engineered Films returned to operating profitability this quarter, Electronic Systems continued its turnaround, and Aerostar recorded another increase in sales and operating income.”
Lower Results at Applied Technology; Steps Taken for Future Growth
Revenues for the Applied Technology Division were $29.4 million, a 16 percent decrease from the first quarter record of $34.8 million set a year ago. International sales represented 20 percent of the division’s revenues for the three months, compared with 19 percent in the first quarter last year. Quarterly operating income declined 29 percent to $9.6 million from $13.5 million a year ago.
Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.
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“Demand slowed down during our fourth quarter and continued its decline in the first,” Moquist explained. “While commodity prices remain at good levels, many growers and custom spray applicators took a ‘wait and see’ approach to purchasing any kind of equipment. This stands in stark contrast to a year ago, when Applied Technology was operating at capacity and expanding its operations. Despite the tough comparison, the strong profitability of this division reflects the high value we provide.
“Visibility remains limited in this market, but we are not simply waiting for it to improve,” he continued. “Of course steps were taken to increase efficiencies and reduce staff in line with current opportunities. At the same time, we took actions that will help the division increase its market share. As part of the strategy to strengthen our distribution to growers, we signed a new agreement that gives us access to more than 1,000 John Deere dealerships in the U.S., Canada and Australia. This means a selection of our products will be more readily available to a new customer base. We also are making targeted investments in products and services to make farming more productive, continuing our focus on helping growers build databases to better manage information on their fields. While these efforts will not bring immediate growth, we already are seeing the benefits of adding wireless technology to new product introductions and expect their growth to accelerate when the agricultural market improves.”
Engineered Films Returns to Quarterly Operating Profit on Lower Sales
In the latest quarter, sales for the Engineered Films Division were $13.4 million, down 39 percent from $22.0 million one year earlier, continuing to reflect soft conditions in the oil and gas exploration, and construction markets. While the $2.7 million in operating income for the latest three months was down 30 percent from $3.9 million at this time last year, it was an improvement over an operating loss of $178,000 in the fourth quarter that immediately preceded it.
“When your two major markets are down, and overcapacity in the industry also is reducing prices, there are two important things to do: cut costs and look for ways to differentiate yourself,” Moquist stated. “We did both in the quarter. Division staff was reduced by 31 percent from a year ago, and we implemented a number of other cost control measures. We also made opportune purchases of prime-grade plastic resins, which may not have been available to weaker competitors and may not be repeatable. We believe this added approximately $1.3 million to operating income. This combination returned us to an operating profit for the quarter. To further improve our capabilities, we added a new cast extrusion line. It allows us to manufacture reinforced films that are textured and thicker than those produced on our blown-film extruders. When converted into wide formats, these films reduce the need for ‘seaming’ narrower panels together—resulting in stronger and more cost-effective products for customers. While pricing remains under pressure, new products, greater product value and lower operating costs hold the key to earnings.”
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Electronic Systems Sees Higher Sales, Operating Income
Electronic Systems Division sales in the most recent quarter were up 22 percent to $16.2 million from $13.3 million in the first quarter last year. Operating income, at $2.5 million, increased nearly four-fold from $640,000 for last year’s three months.
“Electronic Systems continued its turnaround from a very weak first half last year,” Moquist said. “Profitability increased because of facility consolidations and cost reductions put into place over the past year. We also are seeing operating efficiencies improve from our use of Kaizen-based manufacturing projects.”
Continued Improvements at Aerostar
Aerostar first quarter sales were $6.6 million, a 9 percent increase from $6.0 million for the same period last year. Operating income rose 44 percent to $1.2 million compared with $806,000 for the prior-year’s three months.
“The profit increase in this quarter came from tethered aerostats, parachutes and protective wear,” Moquist explained. “Operating income increased at a higher rate than revenues because many of these products are past the start-up phase, so are meeting our profitability goals. Aerostar continues to win add-on contracts for military and scientific customers and has a solid order backlog. This operation has nearly doubled in sales over the past two years, and seen a significant improvement in margins. That’s quite an accomplishment.”
Healthy Balance Sheet and Cash Flows
At April 30, 2009, cash and investment balances were $32.3 million, up from $21.6 million on this date a year ago—despite returning $22.5 million to shareholders as a special dividend last November.
Operating cash flows for the quarter were very strong, reaching $19.7 million compared with $5.1 million at this time last year. Receipts from agricultural customers resulting from accelerated payment terms helped reduce the accounts receivable balance from $50.0 million at April 30, 2008, to $36.3 million at April 30, 2009. Inventories were $32.9 million compared with $37.2 million one year ago, because the impact of the recession was incorporated into operating plans early enough to control inventory builds. Capital spending has been constrained until the economy turns around. First quarter spending was $1.1 million and is expected to be about $3 million for the full year, down from $8 million in the previous year. The company paid its regular quarterly cash dividend of $2.3 million, or 13 cents per share.
Prepared for a Challenging Year
“Given the current economic conditions—which we don’t expect to improve until the middle of next year—our focus remains on protecting Raven’s long-term value,” Moquist said. “Our first strategy to accomplish this is to ‘protect the core.’ During the quarter, we continued to shed assets, product lines and, unfortunately, employees, where it was clear our business could not support them. This has left us with a leaner operation, better able to function profitably at a lower level of sales. Our second strategy, ‘generating and preserving cash,’ has clearly been
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successful, as we significantly increased our cash balance through operating cash flows and spending restraint. And our third strategy is to ‘invest in quality.’ This was reflected in reaching the new distribution agreement for Applied Technology that will give us broader exposure to growers—while continuing to value and serve our current distribution partners; adding a cast extruding line in Engineered Films that gives us new capabilities to serve customers; and continuing to fund important R&D projects in both of these divisions.
“Raven will not beat its record performance set in the last fiscal year, and the second quarter will prove a particularly difficult comparison—since Applied Technology and Engineered Films were operating in much stronger environments a year ago. However, it’s important to note that our businesses performed well in a tough market environment: all of them were profitable and each generated positive cash flow. Raven has the financial strength, the resources and the strategies to come out of this recession a strong survivor, and in a good position to capitalize on its opportunities for growth,” Moquist concluded.
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aerostats and sewn products to niche markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Daylight Time to discuss its year-end performance and outlook for the current year. Interested investors are invited to listen to the call by visiting the company’s Web site at www.ravenind.com several minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through May 26, 2009. To access the rebroadcast, dial 888-203-1112 and enter this passcode: 1291040. A replay of the call will also be available at www.ravenind.com for 90 days.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect some of the company’s primary markets, such as agriculture and construction; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in Raven’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
For more information on Raven Industries, please visit www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2009	2008	Change
Net sales	$65,222	$75,166	(13)%
Cost of goods sold	46,252	53,151

Gross profit	18,970	22,015	(14)%

Selling, general and administrative expenses	4,857	5,374

Operating income	14,113	16,641	(15)%

Other income, net	(1)	(118)

Income before income taxes	14,114	16,759	(16)%

Income taxes	4,883	5,877

Net income	$9,231	$10,882	(15)%

Net income per common share:
-basic	$0.51	$0.60	(15)%
-diluted	$0.51	$0.60	(15)%

Weighted average common shares outstanding:
-basic	18,027	18,103
-diluted	18,027	18,154
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2009	2008	Change
Net Sales:
Applied Technology	$29,434	$34,846	(16)%
Engineered Films	13,358	22,005	(39)%
Electronic Systems	16,153	13,279	22%
Aerostar	6,565	6,019	9%
Intersegment Eliminations	(288)	(983)

Total Company	$65,222	$75,166	(13)%

Operating Income:
Applied Technology	$9,610	$13,546	(29)%
Engineered Films	2,715	3,864	(30)%
Electronic Systems	2,495	640	290%
Aerostar	1,158	806	44%
Intersegment Eliminations	28	(29)

Total Segment Income	$16,006	$18,827

Corporate Expenses	(1,893)	(2,186)	13%

Total Company	$14,113	$16,641	(15)%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	April 30	January 31	April 30
	2009	2009	2008
ASSETS
Cash, cash equivalents and short-term investments	$32,269	$16,267	$21,632
Accounts receivable, net	36,290	40,278	50,015
Inventories	32,880	35,977	37,226
Other current assets	5,993	5,551	5,890

Total current assets	107,432	98,073	114,763

Property, plant and equipment, net	35,387	35,880	34,613
Other assets, net	10,607	10,462	11,149

	$153,426	$144,415	$160,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,718	$9,433	$11,691
Accrued and other liabilities	16,295	13,889	17,034

Total current liabilities	25,013	23,322	28,725

Other liabilities	7,735	7,537	7,734
Shareholders’ equity	120,678	113,556	124,066

	$153,426	$144,415	$160,525

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended April 30
	2009	2008
Cash flows from operating activities
Net income	$9,231	$10,882
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,742	1,820
Deferred income taxes	(71)	(63)
Other operating activities, net	8,766	(7,516)

Net cash provided by operating activities	19,668	5,123

Cash flows from investing activities
Capital expenditures	(1,105)	(974)
Other investing activities, net	(223)	(1,755)

Net cash used in investing activities	(1,328)	(2,729)

Cash flows from financing activities
Dividends paid	(2,342)	(2,353)
Purchase of treasury stock	—	(2,966)
Other financing activities, net	—	(13)

Net cash used in financing activities	(2,342)	(5,332)

Effect of exchange rate changes on cash	4	(2)

Net (decrease) increase in cash and cash equivalents	16,002	(2,940)
Cash and cash equivalents at beginning of period	16,267	21,272

Cash and cash equivalents at end of period	32,269	18,332
Short-term investments	—	3,300

Cash, cash equivalents and short-term investments	$32,269	$21,632

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